EXHIBIT 23.4

[SCHLUMBERGER DATA & CONSULTING SERVICES LETTERHEAD]

CONSENT OF SCHLUMBERGER DATA & CONSULTING SERVICES

As independent oil and gas consultants, Schlumberger Data & Consulting Services hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about July 21, 2006, of information from our reserve report dated March 3, 2006, entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Appalachian Division Chesapeake Energy Corporation Oil and Gas Interests as of December 31, 2005. Based on Constant Prices and Costs in accordance with Securities and Exchange Commission Guidelines.”

SCHLUMBERGER DATA & CONSULTING SERVICES

By:/s/ Joseph H. Frantz, Jr.

Joseph H. Frantz, Jr. P.E.

Consulting and Solutions Services Operations Manager

U.S. Land East- North

July 21, 2006